Immediate Release
Contact:
Mary Brevard
312/322-8683

               BORGWARNER 2003 SALES UP 12% PRODUCING EPS OF $6.40;
                           PLANS TWO-FOR-ONE STOCK SPLIT


     Chicago, Illinois, February 5, 2004   BorgWarner Inc. (NYSE:  BWA) today
reported 2003 earnings of $6.40 per share on sales of $3.07 billion. The powertrain systems supplier delivered record results in spite of a decline in worldwide car and truck production. Strong demand for the company's fuel-efficient engine technology and increased volumes from new business continued to drive growth.

     The company also announced that its Board of Directors has approved a two-for-one stock split subject to shareholder approval of an increase in the number of shares of authorized common stock. This proposal will be detailed in the company's 2004 proxy statement and will be voted on at the Annual Meeting on April 21, 2004. If approved, the stock split will be effective May 17, 2004 to shareholders of record on May 3, 2004.

     Financial Results: For the 2003 fourth quarter, sales were $798.8 million compared with $700.8 million in the 2002 fourth quarter. Net income in the quarter was $50.0 million, or $1.80 per share compared with $40.8 million, or $1.52 per share, in last year's fourth quarter. Sales for 2003 totaled $3.07 billion compared with $2.73 billion in 2002. Full-year 2003 net income was $174.9 million, or $6.40 per share, compared with $149.9 million, or $5.58 per share, of net income before an accounting change in 2002. The increase in the Euro and other currencies added $161.9 million to sales in 2003 compared with 2002, and $14.5 million to net income.

     Comments and Outlook: "Once again, we delivered growth levels that significantly outpaced worldwide car and truck production because our technology is targeted at the fastest growing parts of the market," said Timothy M. Manganello, chairman and CEO. "Our sales were up 12% while worldwide industry production was down 2%. We clearly demonstrated the viability of our technology driven growth strategy and the benefits of building one of the most diverse customer bases in the industry."

     The company reiterated that it expects 2004 earnings per share in a range of $7.10 to $7.30. Commented Mr. Manganello: "We believe the strategies we have in place will allow us to produce sustainable growth and continue to outpace the global auto industry. In 2004, we expect to deliver continued growth from new business and to benefit from a number of long-term trends. These trends include strong demand in Europe for our more fuel-efficient engine and transmission systems, the popularity of four-wheel drive vehicles in North America and the on-going shift to engine chain timing systems worldwide."

-more-

BorgWarner 2003 results   Page 2


     Operating Results: Revenue in the Engine Group was up 13% over last year and operating income increased. The group benefited from continued demand for turbochargers for European passenger cars and commercial vehicles. This growth offset the chain and emissions portions of the group, which experienced softness as a result of weaker auto production, particularly in North America. Increased productivity and production in the turbocharger business boosted margins, partially offset by start-up costs for new products and operations for chain products.

     For 2004, the Engine Group expects to deliver continued growth from further penetration of diesel engines in Europe, which will continue to boost demand for turbochargers. Other products are expected to benefit from modest increases in production for North American light vehicles as well as medium and heavy trucks.

     Drivetrain Group revenue increased 11% from 2002 to 2003 with a decline in operating margins. The sales gains were due to four-wheel drive transfer case programs with General Motors, increased sales of the company's Interactive Torque Management(TM) all-wheel drive systems to Honda and Hyundai, and steady demand for transmission components and systems, especially with increased automatic transmission penetration in Europe. These sales gains were offset by declines in European and North American automotive production. Operating margins were affected by start-up costs for BorgWarner's new DualTronic(TM) transmission technology, a less favorable product mix and an increase in pension and retiree health care costs over the previous year.

     In 2004, the Drivetrain Group anticipates modest growth. Demand for four-wheel drive systems is expected to remain strong. Also anticipated are increased penetration of automatic transmissions in Europe and the start of a sales ramp-up for DualTronic(TM) modules. Operating margins are expected to benefit from higher volumes and a lower impact of start-up costs.

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and VW/Audi. The Internet address for BorgWarner is: http://www.bwauto.com.
For further information contact BorgWarner Corporate Communications at 312-322-8500. Investor conference calls are webcast by Thomson / PR Newswire at:
http://www.bwauto.com/investor_webcasts.html.

Financial Tables Follow
###

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2002.

                                  BorgWarner Inc.
                 Consolidated Statements of Operations (Unaudited)
                    (millions of dollars, except per share data)

               Three Months Ended       Twelve Months Ended
               December 31,        %    December 31,        %
               2003      2002  Change   2003      2002      Change


Net sales      $798.8    $700.8  14.0%  $3,069.2  $2,731.1  12.4%
Cost of sales   639.7     554.9  15.3%   2,482.5   2,176.5  14.1%
               -------   ------- -----  --------  --------- ------
Gross profit    159.1     145.9   9.0%     586.7     554.6   5.8%
Selling, general
 and administra-
 tive expenses   83.5      79.2   5.4%     316.9     303.5   4.4%
Other, net       (0.4)     (0.3) 33.3%      (0.1)     (0.9)-88.9%
                 ------    ----- ------    ------    ------ ------
Operating Income 76.0      67.0  13.4%     269.9     252.0   7.1%
Equity in affiliate
 earnings,
 net of tax      (4.8)     (5.6)-14.3%     (20.1)    (19.5)  3.1%
Interest expense
 and finance
 charges          7.5       9.0 -16.7%      33.3      37.7 -11.7%
                 ------    ----- ------    ------    ------ ------
Earnings before
 income taxes    73.3      63.6  15.3%     256.7     233.8   9.8%
Provision for
 income taxes    20.9      21.0  -0.5%      73.2      77.2  -5.2%
Minority interest,
 net of tax       2.4       1.8  33.3%       8.6       6.7  28.4%
                ------     ----- ------    ------    ------ -------
Net earnings before
 cumulative effect
 of accounting
 change         $50.0     $40.8  22.5%    $174.9    $149.9  16.7%
Cumulative effect
 of change in
 accounting principle,
 net of tax         -         -              -      (269.0)

Net earnings/
 (loss)         $50.0     $40.8           $174.9   ($119.1)
               =======   =======         ========   ========
Net earnings per
 share before
 cumulative effect
 of accounting
 change - Diluted  $1.80  $1.52           $6.40      $5.58

Per share charge due
 to cumulative effect
 of accounting change
 - Diluted             -      -               -     (10.02)

Net earnings/(loss)
 per share
 - Diluted          $1.80  $1.52          $6.40     ($4.44)
                    ===== =======        =======    ========
Average shares
 outstanding -
 Diluted
 (in millions)       27.8   26.9            27.3      26.9
                    ====== ======         =======   =======

                    Three Months Ended            Twelve Months Ended
                    December 31,                  December 31,
                    2003           2002           2003           2002

Capital
 expenditures       $67.9          $57.0          $172.0         $138.4
                    ======         ======         ======         ======
Tooling outlays,
 net of customer
 reimbursements     $13.6          $10.4           $42.4          $27.7
                    ======         =======        =======        =======
Depreciation and amortization:

Fixed asset
 depreciation       $34.0          $27.2          $124.5         $108.1
Amortization
 of tooling         11.2             8.0            36.8           29.3
                    ------         ------         -------        -------
                    $45.2          $35.2          $161.3         $137.4
                    ======         ======         =======        =======